INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Fortune Rise Acquisition Corporation on Form S-4 Amendment No.2 (File No. 333-277077) of our report dated April 1, 2024, which includes an explanatory paragraph as to Fortune Rise Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Fortune Rise Acquisition Corporation as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

August 12, 2024